Warby Parker Announces Third Quarter 2022 Results
Revenue increased 8.3% to $148.8 million
Active customers increased 5.1% to 2.26 million

NEW YORK, November 10, 2022. Warby Parker Inc. (NYSE: WRBY) (the “Company”), a direct-to-consumer lifestyle brand focused on vision for all, today announced financial results for the third quarter ended September 30, 2022.
“Thanks to our team’s hard work and execution, Warby Parker delivered solid results in a quarter where inflationary concerns and weakening consumer demand continue to impact our industry,” said Co-Founder and Co-CEO Dave Gilboa. “Our team took important steps to advance our mission and strategic growth initiatives, all while maintaining our focus on exceeding customer expectations and making it easier to choose Warby Parker. This quarter, we meaningfully invested in our eye exam business, expanded our contacts business, and opened 13 new stores, bringing our total store count to 190.”
“Despite a challenging operational environment, our brand, value proposition, and omnichannel model continue to resonate with consumers and drive incremental demand. Warby Parker offers customers more options and better value than ever before, and, in turn, customers are spending more with us. As we approach the holiday season, we aim to build on our loyal customer base, deliver significant value to all our stakeholders, and execute on our vision for reshaping the industry,” added Co-Founder and Co-CEO Neil Blumenthal.
Third Quarter 2022 Highlights
•Net revenue increased $11.4 million, or 8.3%, to $148.8 million compared to third quarter 2021 and increased 16.2% on a 3-year CAGR basis compared to the third quarter of 2019.
•Active Customers increased 5.1% to 2.26 million year over year.
•Average Revenue per Customer increased 6.8% year over year to $258.
•Q3 2022 GAAP net loss of $23.8 million.
•Q3 2022 Adjusted EBITDA(1) of $11.9 million and an Adjusted EBITDA margin of 8.0%, an increase of 400 basis points from Q2 2022.
•Opened 13 new stores during the quarter, ending the quarter with 190 stores.
•Contact lens revenue increased by nearly 50% year over year.
Third Quarter 2022 Financial Results
For the third quarter of 2022, compared to the third quarter of 2021:
•Net revenue increased $11.4 million, or 8.3%, to $148.8 million.
•Active Customers increased by 110,000, or 5.1%, to 2.26 million.
•Gross profit dollars increased 6.0% to $84.4 million.
•Gross margin was 56.7% compared to 58.0% in the prior year. The decline in gross margin was primarily driven by the impact of the growth in the Company's store count driving higher store occupancy and depreciation costs, the increased penetration of contact lenses, which carry lower gross margins than eyeglasses, reflecting Warby Parker’s strategy to grow its contact lens offering, and an increase in salary and benefit costs associated with optometrists as we scale our eye exam offering across our fleet, to 139 exam locations, up from 95 in the prior year period. This was partially offset by the scaling of higher margin progressive lenses and leverage from the Company’s in-house optical laboratory network.
•Selling, general and administrative expenses (“SG&A”) decreased $63.6 million to $108.1 million, or 72.6% of revenue, primarily driven by stock-based compensation and related payroll taxes and professional costs incurred in 2021 related to the Company’s direct listing. Also contributing to the decrease were lower charitable expenses related to the donation of stock to the Warby Parker Foundation, which was completed in the second quarter in 2022, as compared to the third quarter in 2021. Excluding one-time and non-cash costs in both years, adjusted SG&A(1) increased $7.2 million to $82.2 million and increased 60 basis points as a percentage of revenue to 55.2% from 54.6%, primarily due to increased insurance costs related to operating as a public company, higher compensation costs, mainly from growth in our retail workforce, increased technology costs to support business growth, and increased depreciation and amortization costs, mainly related to capitalized software and office build outs, partially offset by lower marketing costs and reduced costs of the Company’s Home Try-On program as a result of reduced utilization. On a sequential basis, adjusted SG&A(1) decreased from 59.2% of revenue in Q2 2022 to 55.2% of revenue in Q3 2022.
•Net loss decreased $67.2 million to $23.8 million, primarily as a result of the decrease in SG&A described above.
•Adjusted EBITDA(1) increased $0.7 million to $11.9 million.
•Adjusted EBITDA margin(1) decreased 10 basis points to 8.0%. On a sequential basis, Adjusted EBITDA margin(1) increased 400 basis points from Q2 2022.
Balance Sheet Highlights
Warby Parker ended the third quarter of 2022 with $197.9 million in cash and cash equivalents.
Updated 2022 Outlook
For the full year 2022, Warby Parker is revising its outlook to the following:
•Net revenue of $590 to $596 million, representing growth of 9.1% to 10.2% versus full year 2021.
•Adjusted EBITDA(1) of approximately $25 to $27 million, or Adjusted EBITDA margin(1) of approximately 4.2% to 4.5%.
•40 new store openings bringing the total projected store count at year-end to 200.
“We continue to take a disciplined approach to actively managing costs while prudently investing in the business, and our Q3 results demonstrate those efforts,” said Chief Financial Officer Steve Miller. “We are pleased to deliver net revenue above our revised outlook despite the macroeconomic headwinds that continue to pressure the market. As we enter our final quarter of the fiscal year, we believe Warby Parker is well positioned to grow market share, achieve its financial goals, and deliver value to shareholders.”

The guidance and forward-looking statements made in this press release and on our conference call are based on management's expectations as of the date of this press release.
(1) Please see the reconciliation of non-GAAP financial measures to the most comparable GAAP financial measure in the section titled “Non-GAAP Financial Measures” below.
Webcast and Conference Call
A conference call to discuss Warby Parker’s third quarter 2022 results as well as fourth quarter and full year 2022 outlook is scheduled for 8:00 a.m. ET today. To participate, please dial 844-200-6205 from the U.S. or 929-526-1599 from international locations. The conference passcode is 795291. A live webcast of the conference call will be available on the investors section of the Company’s website at investors.warbyparker.com where presentation materials will also be posted prior to the conference call. A replay will be made available online approximately two hours following the live call for a period of 90 days.
Forward-Looking Statements
This press release and the related conference call, webcast and presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including expectations regarding achieving profitability, delivering stakeholder value, growing market share, and our GAAP and non-GAAP guidance for the quarter and year ending December 31, 2022; expectations regarding the number of new store openings during the year ending December 31, 2022; management’s plans, priorities, initiatives and strategies; and expectations regarding growth of our business. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our future growth effectively; our expectations regarding cost of goods sold, gross margin, channel mix, customer mix, and selling, general, and administrative expenses; planned new retail stores in 2022 and going forward; an overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, inflation and government instability; increases in component and shipping costs and changes in supply chain; our ability to compete successfully; our ability to manage our inventory balances and shrinkage; our ability to engage our existing customers and obtain new customers; the growth of our brand awareness; the effects of the ongoing COVID-19 pandemic; the effects of seasonal trends on our results of operations; our ability to stay in compliance with extensive laws and regulations that apply to our business and operations; our ability to adequately maintain and protect our intellectual property and proprietary rights; our reliance on third parties for our products, operation and infrastructure; our duties related to being a public benefit corporation; the ability of our Co-Founders and Co-CEOs to exercise significant influence over all matters submitted to stockholders for approval; the effect of our multi-class structure on the trading price of our Class A common stock; and the increased expenses associated with being a public company. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 18, 2022. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC's website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.
Glossary
Active Customer is defined as a unique customer that has made at least one purchase of any product or service in the preceding 12-month period.
Average Revenue per Customer is defined as net revenue for a given period divided by the number of Active Customers as of the end of that same period.
Non-GAAP Financial Measures
We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted earnings per share, Adjusted cost of goods sold (“Adjusted COGS”), Adjusted gross profit, and Adjusted selling, general, and administrative expenses (“Adjusted SG&A”) as important indicators of our operating performance. Collectively, we refer to these non-GAAP financial measures as our “Non-GAAP Measures.” The Non-GAAP Measures, when taken collectively with our GAAP results, may be helpful to investors because they provide consistency and comparability with past financial performance and assist in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results.
Adjusted EBITDA is defined as net income (loss) before interest and other income, taxes, and depreciation and amortization as further adjusted for asset impairment costs, stock-based compensation expense and related employer payroll taxes, amortization of cloud-based software implementation costs, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue.
Adjusted net income is defined as net income (loss) adjusted for stock-based compensation expense and related employer payroll taxes, amortization of cloud-based software implementation costs, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs, and as further adjusted for estimated income tax on such adjusted items.
Adjusted earnings per share is defined as Adjusted net income (loss) divided by weighted average shares outstanding.
Adjusted COGS is defined as cost of goods sold adjusted for stock-based compensation expense and related employer payroll taxes.
Adjusted gross profit is defined as net revenue minus Adjusted COGS.
Adjusted SG&A is defined as SG&A adjusted for stock-based compensation expense and related employer payroll taxes, amortization of cloud-based software implementation costs, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs.
The Non-GAAP Measures are presented for supplemental informational purposes only. A reconciliation of historical GAAP to Non-GAAP financial information is included under “Selected Financial Information” below.
We have not reconciled our Adjusted EBITDA margin guidance to GAAP net income (loss) margin, or Net Margin, or Adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance for GAAP Net Margin or GAAP net income (loss) due to the uncertainty and potential variability of stock-based compensation and taxes, which are reconciling items between GAAP Net Margin and Adjusted EBITDA margin and GAAP net income (loss) and Adjusted EBITDA, respectively. Because such items cannot be reasonably provided without unreasonable efforts, we are unable to provide a reconciliation of the Adjusted EBITDA Margin guidance to GAAP Net Margin and Adjusted EBITDA guidance to GAAP net income (loss). However, such items could have a significant impact on GAAP Net Margin and GAAP net income (loss).
About Warby Parker
Warby Parker (NYSE: WRBY) was founded in 2010 with a mission to inspire and impact the world with vision, purpose, and style–without charging a premium for it. Headquartered in New York City, the co-founder-led lifestyle brand pioneers ideas, designs products, and develops technologies that help people see, from designer-quality prescription glasses (starting at $95) and contacts, to eye exams and vision tests available online and in more than 190 retail stores across the U.S. and Canada.
Warby Parker aims to demonstrate that businesses can scale, do well, and do good in the world. Ultimately, the brand believes in vision for all, which is why for every pair of glasses or sunglasses sold, they distribute a pair to someone in need through their Buy a Pair, Give a Pair program. To date, Warby Parker has worked alongside its nonprofit partners to distribute more than 10 million glasses to people in need.

Selected Financial Information

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share data)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$197,885	$256,416
Accounts receivable, net	1,109	992
Inventory	70,571	57,095
Prepaid expenses and other current assets	12,645	13,477
Total current assets	282,210	327,980

Property and equipment, net	134,328	112,195
Right-of-use lease assets	127,812	—
Other assets	5,802	471
Total assets	$550,152	$440,646

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,220	$30,890
Accrued expenses	52,842	60,840
Deferred revenue	16,255	22,073
Current lease liabilities	20,244	—
Other current liabilities	1,923	4,301
Total current liabilities	111,484	118,104

Deferred rent	—	36,544
Non-current lease liabilities	152,889	—
Other liabilities	1,820	—
Total liabilities	266,193	154,648
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; Class A: 750,000,000 shares authorized at September 30, 2022 and December 31, 2021, 95,756,249 and 94,901,623 issued and outstanding at September 30, 2022 and December 31, 2021, respectively; Class B: 150,000,000 shares authorized at September 30, 2022 and December 31, 2021, 19,103,020 and 18,719,184 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively, convertible to Class A on a one-to-one basis	11	11
Additional paid-in capital	867,754	779,212
Accumulated deficit	(583,383)	(493,241)
Accumulated other comprehensive (loss) income	(423)	16
Total stockholders’ equity	283,959	285,998
Total liabilities and stockholders’ equity	$550,152	$440,646

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$148,777	$137,373	$451,619	$407,906
Cost of goods sold	64,359	57,709	191,208	166,407
Gross profit	84,418	79,664	260,411	241,499

Selling, general, and administrative expenses	108,090	171,643	349,904	339,264
Loss from operations	(23,672)	(91,979)	(89,493)	(97,765)

Interest and other loss, net	(183)	(146)	(75)	(452)

Loss before income taxes	(23,855)	(92,125)	(89,568)	(98,217)
Provision for income taxes	(12)	(1,052)	574	151
Net loss	$(23,843)	$(91,073)	$(90,142)	$(98,368)

Deemed dividend upon redemption of redeemable convertible preferred stock	$—	$—	$—	$(13,137)
Net loss attributable to common stockholders	$(23,843)	$(91,073)	$(90,142)	$(111,505)

Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(1.45)	$(0.79)	$(1.96)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	115,249,431	62,887,161	114,681,893	56,985,960

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(90,142)	$(98,368)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,947	15,185
Stock-based compensation	78,209	76,002
Non-cash charitable contribution	3,270	7,757
Asset impairment charges	1,509	137
Change in operating assets and liabilities:
Accounts receivable, net	(126)	(221)
Inventory	(13,522)	(12,971)
Prepaid expenses and other assets	(4,546)	(1,323)
Accounts payable	(9,209)	7,629
Accrued expenses	(4,319)	11,724
Deferred revenue	(5,796)	(9,774)
Other current liabilities	90	578
Deferred rent	—	2,980
Right-of-use lease assets and current and non-current lease liabilities	6,346	—
Other liabilities	1,820	530
Net cash used in operating activities	(13,469)	(135)
Cash flows from investing activities
Purchases of property and equipment	(45,966)	(34,018)
Net cash used in investing activities	(45,966)	(34,018)
Cash flows from financing activities
Proceeds from stock option exercises	295	10,087
Proceeds from shares issued in connection with employee stock purchase plan	1,754	—
Employee tax withholding remitted in connection with exercise or release of equity awards	—	(29,059)
Proceeds from repayment of related party loans	45	31,513
Stock repurchases	—	(8,085)
Payment for Tender Offer	—	(18,031)
Net cash provided by (used in) financing activities	2,094	(13,575)
Effect of exchange rates on cash	(1,190)	(120)
Net decrease in cash and cash equivalents	(58,531)	(47,848)
Cash and cash equivalents, beginning of period	256,416	314,085
Cash and cash equivalents, end of period	$197,885	$266,237
Supplemental disclosures
Cash paid for income taxes	$471	$314
Cash paid for interest	89	94
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$4,819	$5,246
Related party loans issued in connection with stock option exercises	—	13,827

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(23,843)	$(91,073)	$(90,142)	$(98,368)
Adjusted to exclude the following:
Interest and other loss, net	183	146	75	452
Provision for income taxes	(12)	(1,052)	574	151
Depreciation and amortization expense	8,342	5,587	22,947	15,273
Asset impairment charges	1,097	—	1,509	137
Stock-based compensation expense(1)	24,358	65,929	78,603	77,599
Non-cash charitable donation(2)	—	7,757	3,270	7,757
Transaction costs(3)	—	23,893	—	28,262
Amortization of cloud-based software implementation costs(4)	96	—	96	—
ERP implementation costs(5)	170	—	170	—
Restructuring costs(6)	1,535	—	1,535	—
Adjusted EBITDA	11,926	11,187	18,637	31,263
Adjusted EBITDA margin	8.0%	8.1%	4.1%	7.7%
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. For the three and nine months ended September 30, 2022, the amount includes $0.1 million and $0.4 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and nine months ended September 30, 2021, the amount includes $1.6 million of employer payroll costs associated with releases of RSUs in connection with our direct listing.
(2)    Represents charitable expense recorded in connection with the donation of 178,572 shares of Class A common stock to the Warby Parker Impact Foundation in each of August 2021 and May 2022.
(3)    Represents (i) costs directly attributable to the preparation for our Direct Listing and (ii) expenses incurred in connection with the cash tender offer completed in June 2021.
(4)    Represents the amortization of costs capitalized in connection with the implementation of cloud-based software.
(5)    Represents internal and external non-capitalized costs related to the implementation of our new Enterprise Resource Planning (“ERP”) system which is expected to be live in 2023.
(6)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table presents our non-GAAP, or adjusted, financial measures for the periods presented as a percentage of revenue. Each cost and operating expense is adjusted for transaction costs and stock-based compensation expense and related employer payroll taxes.

	Reported		Adjusted		Reported		Adjusted
	Three Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021	2022	2021	2022	2021
	(unaudited, in millions)		(unaudited, in millions)		(unaudited, in millions)		(unaudited, in millions)
Cost of goods sold	$64.4	$57.7	$64.1	$56.8	$191.2	$166.4	$190.5	$165.5
% of Revenue	43.3%	42.0%	43.1%	41.3%	42.3%	40.8%	42.2%	40.6%

Gross profit	$84.4	$79.7	$84.7	$80.6	$260.4	$241.5	$261.1	$242.4
% of Revenue	56.7%	58.0%	56.9%	58.7%	57.7%	59.2%	57.8%	59.4%

Selling, general, and administrative expenses	$108.1	$171.6	$82.2	$75.0	$349.9	$339.3	$266.9	$226.6
% of Revenue	72.6%	124.9%	55.3%	54.6%	77.5%	83.2%	59.1%	55.6%

Net (loss) income	$(23.8)	$(91.1)	$1.6	$3.9	$(90.1)	$(98.4)	$(4.1)	$11.0
% of Revenue	(16.0)%	(66.3)%	1.1%	2.8%	(20.0)%	(24.1)%	(0.9)%	2.7%

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reflects a reconciliation of each non-GAAP, or adjusted, financial measure to its most directly comparable financial measure prepared in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited, in thousands)		(unaudited, in thousands)
Cost of goods sold	$64,359	$57,709	$191,208	$166,407
Adjusted to exclude the following:
Stock-based compensation expense(1)	239	923	709	923
Adjusted cost of goods sold	$64,120	$56,786	$190,499	$165,484

Gross profit	$84,418	$79,664	$260,411	$241,499
Adjusted to exclude the following:
Stock-based compensation expense(1)	239	923	709	923
Adjusted gross profit	$84,657	$80,587	$261,120	$242,422

Selling, general, and administrative expenses	$108,090	$171,643	$349,904	$339,264
Adjusted to exclude the following:
Stock-based compensation expense(1)	24,119	65,006	77,894	76,676
Non-cash charitable donation(2)	—	7,757	3,270	7,757
Transaction costs(3)	—	23,893	—	28,262
Amortization of cloud-based software implementation costs(4)	96	—	96	—
ERP implementation costs(5)	170	—	170	—
Restructuring costs(6)	1,535	—	1,535	—
Adjusted selling, general, and administrative expenses	$82,170	$74,987	$266,939	$226,569

Net loss	$(23,843)	$(91,073)	$(90,142)	$(98,368)
Provision for income taxes	(12)	(1,052)	574	151
Loss before income taxes	(23,855)	(92,125)	(89,568)	(98,217)
Adjusted to exclude the following:
Stock-based compensation expense(1)	24,358	65,929	78,603	77,599
Non-cash charitable donation(2)	—	7,757	3,270	7,757
Transaction costs(3)	—	23,893	—	28,262
Amortization of cloud-based software implementation costs(4)	96	—	96	—
ERP implementation costs(5)	170	—	170	—
Restructuring costs(6)	1,535	—	1,535	—
Adjusted provision for income taxes(7)	(690)	(1,542)	1,765	(4,355)
Adjusted net income (loss)	$1,614	$3,912	$(4,129)	$11,046

Deemed dividend upon redemption of redeemable convertible preferred stock	—	(1,648)	—	(5,221)
Adjusted net income (loss) attributable to common stock	$1,614	$2,264	$(4,129)	$5,825

Weighted average shares - diluted	115,844,962	69,189,226	114,681,893	63,717,358
Adjusted diluted loss per share	$0.01	$0.03	$(0.04)	$0.09

(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. For the three and nine months ended September 30, 2022, the amount includes $0.1 million and $0.4 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and nine months ended September 30, 2021, the amount includes $1.6 million of employer payroll costs associated with releases of RSUs in connection with our direct listing.
(2)    Represents charitable expense recorded in connection with the donation of 178,572 shares of Class A common stock to the Warby Parker Impact Foundation in each of August 2021 and May 2022.
(3)    Represents (i) costs directly attributable to the preparation for our Direct Listing and (ii) expenses incurred in connection with the cash tender offer completed in June 2021.
(4)    Represents the amortization of costs capitalized in connection with the implementation of cloud-based software.
(5)    Represents internal and external non-capitalized costs related to the implementation of our new ERP system which is expected to be live in 2023.
(6)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022.
(7)    The adjusted provision for income taxes is based on long-term estimated annual effective tax rates of 29.94% in 2022 and 28.28% in 2021. The Company may adjust its adjusted tax rate as additional information becomes available or events occur which may materially affect this rate, including impacts from the rapidly evolving global tax environment, significant changes in our geographic mix, merger and acquisition activity, or changes in our business outlook.

Contacts
Investor Relations:
Brendon Frey, ICR
Investors@warbyparker.com

Media:
Lena Griffin
lena@derris.com

Source: Warby Parker Inc.